Exhibit 99.3

January 15, 2020

The Board of Directors
Gardner Denver Holdings, Inc.
222 East Erie Street
Milwaukee, WI 53202

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 29, 2019, to the Board of Directors of Gardner Denver Holdings, Inc. (“Gardner Denver”) as Annex C to, and reference to such opinion letter under the headings “Summary — Opinion of Baird,” “The Transactions — Background of the Merger,” “The Transactions — Gardner Denver’s Reasons for the Merger; Recommendation of Gardner Denver’s Board of Directors,” and “The Transactions — Opinion of Baird” in, the proxy statement/prospectus-information statement relating to the proposed transaction involving Gardner Denver and Ingersoll-Rand U.S. HoldCo, Inc., which proxy statement/prospectus-information statement forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Gardner Denver (the “Amended Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Amended Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED

ROBERT W. BAIRD & CO. INCORPORATED